Exhibit 10.24

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of August 5, 2021 (this “Agreement”), by and between Sterling Ultimate Parent Corp., a Delaware corporation (the “Parent”), Sterling InfoSystems, Inc., a Delaware corporation (the “Company”), and Joshua Peirez (the “Executive”) (each of the Executive, the Company, and Parent, a “Party,” and collectively, the “Parties”).

WHEREAS, the Executive is currently employed as CEO of the Company pursuant to the terms and conditions of that certain employment agreement dated as of July 19, 2018 (the “Prior Agreement”);

WHEREAS, the Parties desire to replace and supersede the Prior Agreement as of the effectiveness of the initial public offering of Parent (the “Effective Date”);

WHEREAS, this Agreement contains all of the terms and conditions of the Executive’s employment with the Company effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1 Employment.

1.1. Term. Effective as of the effectiveness of the initial public offering (the “IPO”) of Parent (the “Effective Date”), the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Agreement, effective as of the Effective Date and continuing until terminated by the Company or the Executive in accordance with this Agreement. The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

1.2. Employment. The Executive shall serve as Chief Executive Officer (“CEO”) of Parent, Sterling Intermediate Corp., and the Company. Executive shall serve, and Executive hereby consents to serve as (i) an officer, as CEO of the Company, and as a member of each of the Company’s executive officer level committees (as of the Effective Date), (ii) as a director of Parent’s board of directors (the “Board”) (effective as of the Effective Date), as well as the board of directors of the Company and Sterling Intermediate Corp., and (iii) as an officer and/or director of each subsidiary or affiliate that the Company and Executive reasonably deem necessary or desirable (as of the date so appointed or elected), in each case without any additional salary or compensation. The Executive shall report directly and exclusively to the Board.

1.3. Duties. Subject to oversight by and direction from the Board of Directors, the Executive shall perform those duties and responsibilities and have such authority and powers as are customarily associated with the office of a chief executive officer of a company engaged in a business that is similar to the business of the Company, including, without limitation, the authority to direct and manage all aspects of the Company’s administration, business, and operations, the authority to hire and discharge all employees of the Company, and the authority to allocate the company’s resources in accordance with the annual budget approved by the Board of Directors. Except as required by applicable law, all employees of the Company will report solely and exclusively to the Executive, either directly or through their functional areas. Executive shall, from time to time during the Employment Period, execute such acknowledgments regarding any Company policy and complete any required training, in each case as reasonably requested by the Company.

EXECUTION VERSION

1.4. Exclusivity. During the Employment Period, the Executive shall devote substantially all of the Executive’s business time and attention to the business and affairs of the Company and shall faithfully and lawfully serve the Company, During the Employment Period, the Executive shall use the Executive’s best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided that the Executive may (a) serve any civic, charitable, educational or professional organization, and (b) manage the Executive’s personal and family investments, in each case so long as any such activities do not (X) violate the terms of this Agreement (including Section 4) or (Y) interfere with the Executive’s duties and responsibilities to the Company.

Section 2. Compensation.

2.1. Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $650,000, payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually each calendar year and may be adjusted upward (but not downward) by the Board in its discretion.

2.2. Annual Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) to be based upon criteria for each such calendar year as determined by the Board. The Executive’s target Annual Bonus opportunity will be not less than one-hundred percent (100%) of Base Salary (the “Target Annual Bonus Opportunity”). Notwithstanding the foregoing, the Target Annual Bonus Opportunity for calendar year 2021 shall be $850,000. Provided that Executive continues to be employed through the end of a given calendar year, (a “Given Year”), the Annual Bonus in respect of that Given Year shall be payable within forty-five (45) days following the Board’s determination of whether the applicable performance and other criteria for the Given Year have been achieved, but in no event later than March 15 of the calendar year following the Given Year.

2.3. IPO Grant. On or about the Effective Date, Parent shall grant Executive one or more equity incentive awards (each, an “IPO Grant”) under the Sterling Ultimate Parent Corp. 2021 Omnibus Incentive Plan as in effect on the date of grant ( the “Parent 2021 Incentive Plan”), with an estimated grant date fair value, as determined in good faith by the Board, of $20,000,000, to be granted 80% in the form of nonqualified stock options and 20% in the form of restricted stock of Parent, which awards shall be granted pursuant to the terms and conditions of notices of grant and award agreements substantially in the forms attached hereto as Exhibits A and B.

2.4. Annual Equity Grants. Provided that the Company attains the revenue and adjusted EBITDA goals for 2022 as approved by the Board in connection with the Company’s ordinary budget and goal setting process, Parent shall grant Executive, in the first quarter of calendar year 2023, one or more equity incentive awards under the Parent 2021 Incentive Plan having an estimated aggregate grant date fair value, as determined in good faith by the Board, of at least the lesser of $5,000,000 or the median value for chief executive officers in the Parent’s peer group. For subsequent years, equity incentive awards shall be as determined by the Board in its sole discretion.

EXECUTION VERSION

2.5. Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company. Executive will receive the maximum level of benefits each year under each plan or program, without regard to Executive’s duration of employment with the Company.

2.6. PTO. During the Employment Period, the Executive shall be entitled to an amount of paid time off or equivalent policy (“PTO”) with respect to each calendar year in accordance with the policies and practices of the Company as in effect as of the Effective Date (as may be modified) as are applicable to all similarly situated executives of the Company. Executive will receive the maximum level of PTO benefit each year under each plan or program, without regard to Executive’s duration of employment with the Company.

2.7. Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses, that the Executive incurs during the Employment Period in performing the Executive’s duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof), as in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Agreement shall meet the following requirements: (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. Executive shall be permitted to travel in Business Class airfare for all flights and, if Business Class airfare is unavailable on any air-flight, in First Class airfare.

Section 3. Employment Termination.

3.1. Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Employment Period, and the Executive may voluntarily terminate the Executive’s employment hereunder for any reason during the Employment Period, in each case other than a termination by the Company for Cause (as defined below) at any time upon not less than 15 days’ notice to the other Party (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason,

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the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) payment of any unreimbursed expenses in accordance with Section 2.7 hereof, and (iii) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including any accrued (but unused) paid time off, if applicable (collectively, the “Accrued Amounts”). The Company shall pay each of the Accrued Amounts to Executive in accordance with the Company’s standard payroll practices, but no later than thirty (30) days after Executive’s Termination Date.

3.2. Certain Terminations.

(a) Severance Upon a Qualifying Termination.

(i) Qualifying Terminations. Subject to Sections 3.2(a)(ii) and 3.2(a)(iv) below, if, during the Employment Period, the Executive’s employment is terminated in a “Qualifying Termination” (as defined below), in addition to the Accrued Amounts, the Executive shall be entitled to: (A) payment in an amount equal one and one-half (1.5) times the sum of the Base Salary (at the rate in effect on the Termination Date) plus Target Annual Bonus Opportunity for the year in which the Termination Date occurs, payable in substantially equal installments during the Severance Period in accordance with the Company’s regular payroll practices (the “Severance Payments”), (B) in satisfaction of the Company’s obligations to the Executive under COBRA, family healthcare benefits, including but not limited to hospital, major medical, pharmaceutical, vision, and dental benefits (paid for by the Company with the Executive retaining the responsibility for the employee portion of the premium) continuation for the duration of the Severance Period (or, if earlier, until the Executive is eligible to receive substantially equivalent healthcare benefits from a subsequent employer), if and to the extent such coverage would not subject the Company or any of its affiliates or subsidiaries to any tax or other penalty under The Patient Protection and Affordable Care Act or other applicable law (the “Benefit Continuation”); provided, that, if such coverage cannot be provided without tax or other penalty or for any other reason the Company shall instead pay to the Executive monthly during the Benefit Continuation period an amount equal to the amount the Company would have paid had the Benefit Continuation been provided for the family healthcare benefits in which the Executive was participating as of the Termination Date, (C) the Executive’s Annual Bonus for the calendar year preceding the year in which the Termination Date occurs, if and only to the extent earned based solely upon the Company’s performance criteria (with any personal performance criteria being deemed to be met at 100%) but unpaid as of the Termination Date, (D) a pro-rated portion of Executive’s Annual Bonus for the calendar year in which the Termination Date occurs, which pro-rata Annual Bonus is equal to the greater of the Target Annual Bonus Opportunity in this Agreement or for the year in which the Termination Date occurs multiplied by a fraction where the numerator is the number of calendar days from January 1 of the year in which the Termination Date occurs until the Termination Date and the denominator is 365, (the “Pro Rata Bonus” and, together with sub-section 3.2(a)(i)(C), the “Accrued Bonuses”) and (E) with respect to each nonqualified stock option and other equity incentive award of Parent issued and outstanding to the Executive as of the Termination Date under any equity incentive plan maintained by Parent from time to time (including but not limited to the Parent 2015 Long-Term Equity Incentive Plan and the Parent 2021 Incentive Plan)) (each, an “Equity Incentive Award”), and notwithstanding anything to the contrary in either the 2015 LTIP or the Parent 2021 Incentive Plan, as applicable, or any underlying

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grant notices or agreements, accelerated vesting of the portion (if any) of such Equity Incentive Award scheduled to vest by its terms during the one year period following the Termination Date (subject, in the case of awards subject to performance-based vesting, solely as to the Company’s attainment of the applicable Company performance-vesting requirements during such one year period) (the “Next Vesting Tranche”); provided, however, that solely with respect to the IPO Grants, if a Qualifying Termination occurs within one (1) year following the applicable date of grant of the IPO Grant, the Executive will vest in a pro rata portion of the Next Vesting Tranche of such IPO Grant equal to the portion of such IPO Grant scheduled to vest by its terms on the second (2nd) anniversary of the applicable grant date multiplied by a fraction, the numerator of which is the sum of the number of completed months worked from the applicable grant date through the Termination Date plus twelve (12) and the denominator of which is twenty-four (24). Notwithstanding the foregoing, if the Executive’s employment is terminated by the Company for having willfully and materially violated a material Company policy that results in demonstrable damage to the business or reputation of the Company, unless the violation meets one of the reasons for Cause under Sections 3.2(b)(1)(A) or 3.2(b)(1)(B), the termination will be treated as without Cause but the accelerated vesting provided in clause (E) above will not apply.

(ii) Qualifying Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in Section 3.2(a)(i) above and subject to Section 3.2(a)(iii), if, during the Employment Period, the Executive’s employment is terminated in a Qualifying Termination within three (3) months prior to or twenty-four (24) months following a “Change in Control” (as defined below), then, (A) the Pro Rata Bonus will be calculated based on the greater of the Target Annual Bonus Opportunity for the year in which the Termination Date occurs and the average Annual Bonus paid to the Executive over the preceding two (2) completed years, and (B) notwithstanding anything to the contrary in either the 2015 LTIP or the Parent 2021 Incentive Plan, as applicable, or any underlying grant notices or agreements, each equity incentive award will fully (100%) vest (subject, in the case of awards subject to performance-based vesting, to actual performance attainment solely of the Company’s applicable performance vesting requirements through the Termination Date, as determined in good faith by the Board); provided, however, that, if the Executive’s employment is terminated by the Company for having willfully and materially violated a material Company policy that results in demonstrable damage to the business or reputation of the Company, unless the violation meets one of the reasons for Cause under Sections 3.2(b)(1)(A) or 3.2(b)(1)(B), the termination will be treated as without Cause but the accelerated vesting provided in this clause (B) will not apply.

(iii) Termination due to death or Disability. In the event the Executive’s employment is terminated by reason of his death or Disability, the Executive or his estate shall be entitled to the Accrued Bonuses, the Benefit Continuation and the equity acceleration in Section 3.2(a)(i).

(iv) Notwithstanding the foregoing, the Executive’s entitlement to the Severance Payments, Benefit Continuation, Accrued Bonuses and Equity Incentive Award accelerated vesting shall be subject to and contingent upon the Executive’s (A) continuing to adhere to the restrictive covenants set forth in Section 4 hereof (the “Restrictive Covenant Requirement”), and (B) having executed and delivered to the Company the release of claims substantially in the form attached hereto as Exhibit C (the “Release”) and such Release having become irrevocable within sixty (60) days following the Termination Date (such sixty (60) day

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period, the “Release Period”) (the “Release Requirement”). The Accrued Bonuses (if any) shall be paid, and the Severance Payments and Benefit Continuation shall commence, on the first regularly scheduled payroll date following the day the Release becomes irrevocable, with any Severance Payments or Benefit Continuation that, but for this sentence, would have been paid or provided prior to such date to be paid on such first regularly scheduled payroll date; provided, that if the Release Period spans two (2) tax years, payment of such amounts shall be paid or commence, as applicable on the first regularly scheduled payroll date in the second tax year. Except as specifically set forth in this Agreement or as is available to other employees of the Company, other than any benefits under any Company severance plan, policy, program, agreement or arrangement, the Executive shall not be entitled to any compensation, severance, or other benefits (other than the Accrued Amounts) from the Company or any of its subsidiaries or affiliates upon or in connection with the Executive’s Termination for any reason.

(b) Definitions. For purposes of this Agreement, the following terms have the following meanings:

(1) “Cause” shall mean the following: (A) willful material dishonesty, willful gross misconduct, gross negligence, fraud or embezzlement, in each case in the performance of the Executive’s job duties and which results in demonstrable damage to the business or reputation of the Company; (B) indictment, conviction, or plea of guilty or nolo contendere to any felony or any job-related crime (excluding vehicular-related misdemeanors, offenses, or violations); (C) material breach of Executive’s representations and warrantees under Section 5 of the Agreement; or (D) willful, material breach of any material obligations under this Agreement (including Section 4 of this Agreement during Executive’s employment with the Company), which results in demonstrable damage to the business or reputation of Company. Prior to the determination that “Cause” under this Section 3.2(b)(1) has occurred, the Company (by the Board) shall provide to Executive in writing, the reason(s) for the determination that such “Cause” exists in reasonable particularity and an opportunity for the Executive, together with his counsel, to be heard before the Board and a finding in the good faith opinion of a majority of the members of the Board (excluding the Executive) that “Cause” exists. To the extent any determination of Cause includes a breach that is capable of being cured, the Executive will have twenty (20) days following notification from the Company to cure the breach. For purposes of this Agreement, no act or failure to act by the Executive will be considered “willful” unless done or omitted in bad faith by the Executive or without the reasonable belief of the Executive that the action or omission was not adverse to the best interests of the Company. In addition, nothing in this Agreement will prevent the Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that the Executive has failed to cure any failure or refusal to act that purportedly formed the basis for the Board’s determination. Notwithstanding the foregoing, in the event the Executive’s employment is terminated pursuant to clause (B) above as a result of the Executive being indicted, if the indictment is withdrawn or dismissed with prejudice or the Executive is found not guilty, his termination shall be deemed to have been a termination without Cause for purposes of this Agreement, with all payments and benefits being made as provided in, and subject to the Release Requirement set forth in, Section 3.2(a)(iv) with the date of withdrawal or dismissal or not guilty determination being deemed the Termination Date.

(2) “Change in Control” shall mean a “Change in Control” as defined in the 2021 Incentive Plan.

EXECUTION VERSION

(3) “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

(4) “Good Reason” shall mean the occurrence of one of the following without the Executive’s consent: (A) material diminution in the Executive’s title, duties, responsibilities, powers and authority; (B) material reduction in the Base Salary (i.e., a reduction of ten percent (10%) or more) or in the Target Annual Bonus Opportunity; (C) the Company’s requirement that the Executive relocate the Executive’s current office location outside of New York, New York; (D) the failure or refusal to elect Executive as a director on the Board within thirty (30) days following the Effective Date, or his removal from the Company’s Board of Directors at any time following his election while Executive is employed by the Company; (E) causing or requiring the Executive to report to anyone other than the Board; (F) a material breach by the Company of its representations and warranties under Section 5 of this Agreement; or (G) the Company’s breach of any material term of this Agreement, provided, that in order for any occurrence of the foregoing to constitute Good Reason for the purposes of this Agreement, the Executive must deliver written notice to the Company of the event allegedly giving rise to Good Reason within thirty (30) days following the occurrence of the applicable event, and the Company must fail to cure such event within thirty (30) days following its receipt of such written notice (the “Cure Period”), in which case the Executive’s resignation for Good Reason shall automatically be effective on the first day following the end of the Cure Period.

(5) “Qualifying Termination” shall mean the termination of the Executive’s employment during the Employment Period by the Company other than for Cause or by the Executive for Good Reason.

(6) “Severance Period” shall mean eighteen (18) months.

(c) Section 409A. If the Executive is a “specified employee” for purposes of Section 409A, to the extent the Severance Amount required to be made pursuant to Section 3.2 hereof constitutes “non-qualified deferred compensation” for purposes of Section 409A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is six months from the Termination Date and (ii) the date of the Executive’s death, with any delayed amounts being paid in a lump sum on such date and any remaining payments being made in the normal course. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

3.3. Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of the Executive’s employment.

EXECUTION VERSION

3.4. Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the Termination Date, from all positions the Executive then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of Parent, the Company their direct and indirect subsidiaries and affiliates (the “Company Group”). The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5. Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries.

Section 4. Confidential Information: Non-Competition: Non-Solicitation: Interference with Business Relationships: Intellectual Property.

4.1. Confidential Information. As a result of the Executive’s work for the Company, the Executive may develop or acquire knowledge of Confidential Information relating to the Company Group. “Confidential Information” includes all trade secrets, know-how, show-how, technical, operating, financial, and other business information and materials, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, logos, designs, graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, procedures, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer and supplier lists, and customer and supplier information. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of the Executive’s direct or indirect act or omission. With respect to Confidential Information of the Company Group, the Executive agrees that: (i) the Executive will use it only in the performance of the Executive’s duties for the Company, and will not use it at any time (during or after the Employment Period) for the Executive’s personal benefit, for the benefit of any other person or firm, or in any manner adverse to the interests of the Company Group; (ii) the Executive will not disclose it at any time (during or after the Executive’s employment or service) except to authorized Company personnel, unless the Company expressly consents in advance in writing or unless the information becomes clearly of public knowledge or enters the public domain (other than through an unauthorized disclosure by the Executive or through a disclosure not by the Executive which the Executive knew or reasonably should have known was an unauthorized disclosure), or to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency; (iii) the Executive will safeguard it by all reasonable steps and abide by all policies and procedures of the Company and its customers in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes; (iv) the Executive will execute and abide by all confidentiality agreements which the Company reasonably requests the Executive to sign or abide by, whether those agreements are for the benefit of the Company, an affiliate, a supplier, or an actual or a potential customer thereof; and (v) the Executive will return all materials

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containing or relating to Confidential Information, together with all other Company property (including, without limitation, laptop computers, cell phones, documents and other equipment) to the Company, when the Executive’s employment and other service with the Company and its subsidiaries terminates or otherwise on demand and, at that time the Executive will certify to the Company, in writing, that the Executive complied with this Section 4.1. The Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Company or the customers, suppliers, or affiliates of the foregoing. Notwithstanding the above provisions of this Section 4.1, the Executive shall be permitted to retain the Executive’s personal contact list and personal files (including those relating to the Executive’s compensation, benefits, entitlements and obligations). Notwithstanding the foregoing, nothing herein shall prevent the Executive from disclosing Confidential Information to the extent required by law. Additionally, nothing herein shall preclude the Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Nothing herein shall preclude the Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. In addition, the Executive acknowledges that the Executive has received notice of the immunity from liability to which the Executive is entitled for the disclosure of confidential information or a trade secret to the government or in a court filing as provided by Federal law.

4.2. Non-Competition. The Executive agrees that during the course of the Employment Period and for a period equal to eighteen (18) months following the Executive’s termination of employment for any reason (the “Non-Compete Period”), the Executive will not, without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor agent, employee or otherwise, assist in, engage in or otherwise be connected to or benefit from any Competitive Business. For purposes of this Agreement, a “Competitive Business” is one that engages in or provides, or intends to engage in or provide, employment, volunteer or tenant-related background checks and related services or engages in any other business that is the same or substantially the same as any business engaged in or in development by the Company as of the Termination Date. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Executive’s passive ownership of less than two percent (2%) of the outstanding shares of any publicly traded corporation that conducts a business competitive with that of the Company.

4.3. Non-Solicitation of Employees; Non-Interference. The Executive agrees that during the course of the Employment Period and for a period equal to eighteen (18) months following the Executive’s termination of employment for any reason (the “Non-Solicit Period”), the Executive will not, without the express prior written consent of the Company, directly or indirectly, (i) for a Competitive Business, solicit, transact business with or perform services for (or assist any third party in soliciting, transacting business with or performing any services for) any person or entity that is or was (at any time within twelve (12) months prior to the contact, communication, solicitation, transaction of business, or performance of services), a customer or

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prospective customer (as defined below) of any Company Group; (ii) hire or solicit or encourage any employee of the Company Group to leave the employment of the Company Group, in each case except for general solicitations of employment by the Executive (or the Executive’s affiliates, including solicitations through employee search firms or similar agents) not specifically directed towards employees of the Company Group; or (iii) interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company Group and any of its customers, suppliers, vendors, lessors, independent contractors, agents or employees. A “prospective customer” is any individual or entity with respect to whom or which the Company Group was engaged in a solicitation at any time during the twelve (12) months preceding the date of the Executive’s Termination and in which solicitation the Executive was in any way involved or otherwise had knowledge of or reasonably should have had knowledge of.

4.4. Extension of Non-Compete Period and/or Non-Solicit Period. The Non-Compete Period or the Non-Solicit Period, as applicable, shall be tolled for any period during which the Executive is in breach of either of Sections 4.2 or 4.3 hereof, as determined by a court of appropriate jurisdiction.

4.5. Intellectual Property. The Executive acknowledges and agrees that all patent, trademark, copyright, trade secret and other intellectual property rights (the “Intellectual Property”) which the Executive conceives, makes, obtains or develops prior to, on, or after the date hereof and during the Employment Period (whether during or outside of working hours) and which is related in any way to the business of the Company Group is and will be the sole property of the Company Group as “works for hire” (as that term is used under U.S. copyright law), regardless of whether or not patent, trademark, copyright and/or other intellectual property right applications are or can be filed on such Intellectual Property; provided, however, that the Company Group shall not own Intellectual Property for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which was developed entirely on the Executive’s time, and (i) which does not relate in any way (a) to the business of the Company or (b) to the actual or demonstrably anticipated research or development of the Company, and (ii) which does not result from any work performed by the Executives for the Company. Subject to foregoing provisions of this Section 4.5, to the extent that title to any such Intellectual Property, contributions or inventions do not, by operation of law, vest in the Company, the Executive hereby irrevocably assigns to the Company all right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that the Executive may have or may acquire in and to all such Intellectual Property, contributions and inventions, benefits and/or rights resulting therefrom, and agree to promptly execute any further specific assignments related to such Intellectual Property, contributions or inventions, benefits and/or rights at the request of the Company. Subject to the foregoing provisions of this Section 4.5, the Executive will make full and prompt disclosure to the Company of all Intellectual Property and, at the Company’s request and expense (but without additional compensation to the Executive), will at any time and from time to time during and after the Employment Period execute and deliver to the Company such applications, assignments and other papers and take such other actions (including but not limited to testifying in any legal proceedings) at the Company’s expense as the Company, in its sole discretion, considers necessary to vest, perfect, defend or maintain the Company’s rights in and to such Intellectual Property.

EXECUTION VERSION

4.6. Confidentiality of Agreement. Other than with respect to information required or permitted to be disclosed by applicable law, the Parties hereto agree not to disclose the terms of this Agreement to any Person; provided that the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further. Any time after this Agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.7. Reasonable Restrictions/ Damages Inadequate Remedy. The Executive acknowledges that the restrictions contained in this Section 4 are reasonable and necessary to protect the legitimate business interests of the Company and that any breach or threatened breach by the Executive of any provision contained in this Section 4 may result in immediate irreparable injury to the Company for which a remedy at law may be inadequate. The Executive further acknowledges that the restrictions contained in Section 4.2 will not prevent the Executive from earning a livelihood during the Non-Compete Period. Accordingly, the Executive acknowledges that the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral), and, upon a court order or judgment by a court of appropriate jurisdiction so stating, shall also be entitled to cease payment and provision (and obtain repayment) of the Severance Payments, the Accrued Bonus, and/or the Benefit Continuation, in the event of any breach or threatened breach by the Executive of the provisions of this Section 4. Any remedy specified by any provision of this Agreement shall, unless expressly providing to the contrary, be a nonexclusive remedy for that provision and shall not preclude any and all other remedies at law or in equity from also being applicable.

Section 5. Representations. The Executive represents and warrants that (a) the Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits the Executive’s ability to enter into and fully perform the Executive’s obligations under this Agreement, (b) the Executive is not otherwise unable to enter into and fully perform the Executive’s obligations under this Agreement and (c) the Executive has not engaged in any conduct that constitutes a felony under federal or state law or any form of fraud or embezzlement The foregoing representation shall be deemed to be made effective as of the date hereof and as of the Effective Date. The Company represents and warrants that it has the full power and authority to enter into all terms and conditions of this Employment Agreement, including but not limited to all provisions providing for Base Salary, Annual Bonuses, Stock Option Grants, long term incentive payments under the Company’s LTIP, and severance compensation amounts and benefits, and that these provisions have all been or will be by August 31, 2018, authorized by the Company’s Board of Directors. The Company further represents and warrants that, in entering into this Agreement, it is not in violation of any contract or agreement, whether written or oral, with any other person, to which the Company is a party or by which the Company is bound.

Section 6. [INTENTIONALLY OMITTED]

Section 7. Taxes; Clawbacks.

EXECUTION VERSION

7.1. Withholding. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.

7.2. Section 280G.

(a) If (i) the aggregate of all amounts and benefits due to the Executive under this Agreement or under any other Company Arrangement would, if received by the Executive in full and valued under Section 280G of the Code, constitute “parachute payments” as defined in and under Section 280G of the Code (collectively, “280G Benefits”), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” as defined in and under Section 280G of the Code, less $1.00, then (iii) such 280G Benefits payable in cash, and/or such benefits under the Equity Incentive Award, in either case as the Executive shall select shall (to the extent that the reduction of such 280G Benefits can achieve the intended result) be reduced or eliminated to the extent necessary so that the aggregate 280G Benefits received by the Executive will not constitute parachute payments. The determinations with respect to this Section 7.2 shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be the Company’s regular independent auditor unless the Executive reasonably objects to the use of that firm, in which event the Auditor will be a nationally recognized United States public accounting firm chosen by the Parties. For the avoidance of doubt, to the extent any payments or benefits covered by this Section 7.2 constitute “nonqualified deferred compensation” subject to Section 409A, any reduction contemplated under this Section 7.2 shall be effected in a manner intended to comply with Section 409A.

(b) It is possible that after the determinations and selections made pursuant to this Section 7.2, the Executive will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under this Section 7.2 (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such payment. In the event that it is determined (i) by a court or (ii) by the Auditor upon request by a Party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of this Section 7.2 not been applied until the date of such payment.

(c) Notwithstanding the foregoing, if it appears that any amount or benefit that is to be paid to the Executive under this Agreement or any other plan, program, agreement, or arrangement of the Company or any of its affiliates may constitute a “parachute payment” under Section 280G(b)(2) of the Code, the Company shall use its best reasonable efforts to obtain shareholder approval of such payments for purposes of Section 280G(b)(5) of the Code.

EXECUTION VERSION

7.3. Clawbacks. If (i) any law, rule or regulation applicable to the Company or its affiliates (including any rule or requirement of any nationally recognized stock exchange on which the stock of the Company or its affiliates has been listed), requires the forfeiture or recoupment of any amount paid or payable to the Executive or (ii) any Parent or Company policy requires the forfeiture or recoupment of any amount paid or payable to the Executive as a result of a restatement of financial statements, the miscalculation of performance results or other financial irregularities, the Executive hereby consents to such forfeiture or recoupment, in the time and manner required by law as determined by a court of appropriate jurisdiction or applicable government agency or as provided in such Company policy, as applicable.

Section 8. Miscellaneous.

8.1. Indemnification. Parent shall enter into an Indemnification Agreement with the Executive, substantially in the form attached hereto as Exhibit D.

8.2. Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3. Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement to a successor to substantially all of its assets.

8.4. No Mitigation or Offset. Executive will not be required to mitigate the amount of any payment or benefit provided for under Section 3 of this Agreement by seeking other employment or otherwise, after Executive’s Termination Date, nor will the amount of any payment or benefit provided for hereunder be reduced by any compensation earned by Executive as the result of employment by another employer after such Termination Date, or otherwise

EXECUTION VERSION

8.5. Legal fees. The Company agrees to pay up to $60,000 of the legal fees and expenses incurred by Executive in connection with the negotiation of the terms and conditions of the Agreement. This amount will be paid within forty-five (45) days of presentation of Executive’s legal counsel’s invoice for services rendered to Executive to Executive and the Company.

8.6. Inconsistencies. In the event of any inconsistency, difference or varying opinion or interpretation by the Company or Parent, including but not limited to the Board, any Board committee or any plan administrator(s) of any bonus, incentive or equity plan or any notice of grant or equity award agreement of the Company or Parent, under which Executive is or may be covered in the future, including all amendments to any of those plans or programs, and any other agreements between Executive and the Company, Parent or any Company or Parent, policy, rule, practice or procedure, (collectively, “Plans, Policies and Other Agreements”) or any provisions in the Certificates of Incorporation, By-laws or Shareholders Agreements of the Company, its Parent, Intermediary or Subsidiary, regarding or relating to any same or similar defined terms in this Agreement or any other terms and conditions of this Agreement, the provisions of this Agreement will prevail and control for all purposes with respect to the Executive. For the avoidance of doubt, this includes but is not limited to the definitions under Section 1 of each of the Sterling Ultimate Parent Corp. 2021 Omnibus Incentive Plan and any other section or provision of that Plan, a Non-Qualified Stock Option Agreement, Restricted Stock Agreement or any other award agreement under that Plan.

8.7. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) e-mail, (iii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iv) reputable commercial overnight delivery service courier, with confirmation of receipt or (v) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

Sterling Infosystems, Inc.

One State Street Plaza

24th Floor

New York, NY 10004

Attention: Steven L. Barnett

Facsimile: 646-829-3258

E-mail: Steve.Barnett@sterlingcheck.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Donald P. Carleen, Esq.

Facsimile: 212-859-4000

E-mail: donald.carleen@friedfrank.com

EXECUTION VERSION

If to the Executive:	At the Executive’s principal office at the Company (during the Employment Period), and at all times to the Executive’s principal residence as reflected in the records of the Company. If by e-mail, to the Executive’s Company-supplied e-mail address (during the Employment Period), and at all times to the Executive’s personal e-mail address: joshuapeirez@hotmail.com

With a copy to: Ford & Harrison LLP 366 Madison Avenue, 7th Floor New York, New York 10017 Attention: Stephen E. Zweig, Esq. Facsimile: 212-453-5959 E-mail: szweig@fordharrison.com

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties hereto notice in the manner then set forth.

8.8. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the Parties hereto shall be governed by, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

8.9. Venue: Jurisdiction. Any dispute arising hereunder shall be resolved and jurisdiction shall rest in the courts of the State of New York, County of New York, or if applicable, the United States District Court, Southern District of New York.

8.10. Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.11. Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof.

EXECUTION VERSION

8.12. Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.13. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.14. General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

STERLING INFOSYSTEMS, INC.

By:	/s/ Peter Walker
Name:	Peter Walker
Title:	Executive Vice President and Chief Financial Officer

STERLING ULTIMATE PARENT CORP.

By:	/s/ Peter Walker
Name:	Peter Walker
Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ Joshua Peirez
Joshua Peirez

[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

EXHIBIT A

IPO GRANT

NONQUALIFIED STOCK OPTION NOTICE AND AWARD AGREEMENT

[SEE ATTACHED]

EXHIBIT B

IPO GRANT

RESTRICTED STOCK AWARD NOTICE AND AWARD AGREEMENT

[SEE ATTACHED]

EXHIBIT C

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release

In consideration of the payments and benefits to be made under the Employment Agreement, dated as of August 5, 2021 (the “Employment Agreement”), by and between Joshua Peirez (the “Executive”), Sterling Ultimate Parent Corp. (“Parent”), and Sterling Infosystems, Inc. (the “Company”) (each of the Executive, Parent, and the Company, a “Party” and collectively, the “Parties”), to which the Executive is not otherwise entitled, the Executive (for the Executive and the Executive’s heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, Parent, the Company, each of Parent and the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that the Executive ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that the Executive sign this general release of claims (this “Release”).

1. Release of Claims. This Release includes, without limitation, any and all claims:

•	of discrimination, harassment, retaliation, or wrongful termination;

•

for breach of contract, whether oral or written (express or implied), breach of covenant of good faith and fair dealing (express or implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel or slander, negligence, assault, battery, invasion of privacy, personal injury, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;

•

for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of

2002, the federal False Claims Act, the New York State Human Rights Laws, the New York City Human Rights Laws, the New York Civil Rights Law, the New York Equal Pay Law, the New York Whistleblower Protection Law, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Worker and Community Right to Know Act, the New Jersey Worker Freedom From Employer Intimidation Act, the New Jersey Juror Protection Law, the New Jersey Military Discrimination Law, the New Jersey Polygraph Law, New Jersey WARN Act, and the New Jersey Smoke-Free Air Act, in each case as such laws have been or may be amended;

•	for employee benefits, excluding, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974, (excluding COBRA)

•	to any non-vested claim to ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options;

•	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook;

•

relating to or arising from the Executive’s employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal, state, or local statute or ordinance not expressly listed above; and

•	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, expenses, costs and disbursements.

The Executive expressly acknowledges that this Release includes any and all claims arising up to and including the date the Executive signs this Release which the Executive has or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed. By signing this Release, the Executive expressly waives any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and the Executive further waives any rights under statute or common law principles that otherwise prohibit the release of unknown claims.

This Release does not apply to, waive or affect: any rights or claims that may arise after the date the Executive signs this Release; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or the Executive’s rights to any vested benefits to which the Executive entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”). This Release also does not apply to, waive, affect, limit or interfere with the Executive’s preserved rights described in Section 9 below.

2. Waiver of Claims under ADEA: Time to Consider/Revoke. The Executive acknowledges, understands and agrees that this Release includes, but is not limited to, a waiver and release of all claims that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) arising up to and including the date that Executive signs this Release. As required by the Older Workers Benefit Protection Act of 1990, the Executive is hereby advised that:

•	the Executive is not waiving any rights or claims under ADEA that may arise after the date the Executive signs this Release;

•	the Executive should consult with an attorney of the Executive’s choice concerning the Executive’s rights and obligations under this Release before signing this Release;

•	the Executive should fully consider this Release before signing it;

•	nothing in this Release prevents or precludes the Executive from challenging (or seeking a determination of) the validity of the waiver under ADEA;

•

the Executive has twenty-one (21) days from the date the Executive received this A to Release to consider whether or not the Executive wants to sign it. The Executive also should understand that the Executive may use as much or as little of the twenty-one (21) day period as the Executive wishes before deciding whether or not to sign this Release;

•	if the Executive does not sign and return this Release within the required time period, then the Company’s offer to provide the Executive with the Severance Amount, the Accrued Bonuses, the

•	Benefit Continuation, and the Equity Incentive Award acceleration (as each is defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force;

•

at any time within seven (7) days after signing this Release, the Executive may change the Executive’s mind and revoke the Executive’s acceptance of this Release. To be effective, the revocation must be in writing and sent to Sterling Talent Solutions (Attn: Chief Human Resources, One State Street, 246 Floor NY, NY 10004) within the seven (7) day period);

•	this Release is not effective or enforceable until (and if) the revocation period has passed without a revocation;

•

if the Executive exercises the right to revoke, the Executive shall irrevocably forfeit any right to the Severance Amount, the Accrued Bonuses, the Benefit Continuation, and the Equity Incentive Award acceleration (as each is defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force; and

•

if the Executive does not revoke acceptance of this Release, the eighth (8th) day following the date that the Executive signs this Release will be the effective date; provided, that the Release shall become irremovable within sixty (60) days following the Termination Date (as defined in the Employment Agreement).

3. No Pending Claims. The Executive represents and warrants that the Executive has no charges, lawsuits, or actions pending in the Executive’s name against any of the Released Parties relating to any claim that has been released in this Release. The Executive also represents and warrants that the Executive has not assigned or transferred to any third party any right or claim against any of the Released Parties that the Executive has released in this Release.

4. Covenant not to Sue. Except as provided in Section 9 below, the Executive covenants and agrees that the Executive will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Release.

5. Cooperation with Investigations/Litigation. The Executive agrees, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during the Executive’s employment with the Company. The requested cooperation may include, for example, making oneself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and appearing to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse the Executive for reasonable out-of-pocket expenses that the Executive incurs in providing any requested cooperation, so long as the Executive provides advance written notice to the Company of the Executive’s request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, preclude or limit the Executive’s preserved rights described in Section 9 below.

6. Confidentiality of this Release; Non-Disparagement. (A)The Executive and the Company agree not to disclose to others the existence or terms of this Release, except, as regards to the Executive, to the Executive’s immediate family, attorneys and bona fide financial advisors and then only after securing the agreement of such individual(s) to maintain the confidentiality of this Release. Nothing in this Section 6 is intended to, and shall not, restrict or limit the Executive from exercising the Executive’s preserved rights described in Section 9 or restrict or limit the Executive from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

(B) From and after the date of this Release, the Executive shall not, to the fullest extent permissible by law, make, directly or indirectly, any public or private statements, or verbal or nonverbal, direct or indirect communications that disparage the Company and/or any of its subsidiaries or affiliates, and/or their respective businesses, or any of their past, present or future officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. In consideration of the foregoing non-disparagement covenant, from and after the date of this Release, the executive officers of Company and Parent shall not, to the fullest extent permissible by law, make, directly or indirectly, any public or private statements, or verbal or nonverbal, direct or indirect communications that disparage Executive or his decision making, conduct, professionalism or compliance with standards.

7. Non-Disclosure Obligations. The Executive acknowledges the Executive’s obligation to keep confidential, and to not disclose or use (and agree to keep confidential and not disclose or use) any and all non-public information concerning the Company that the Executive acquired during the course of the Executive’s employment (such as non-public information about the Company’s business affairs, prospects and financial condition), unless such disclosure is made in response to a subpoena, other legal process, valid governmental inquiry or otherwise required by law or is reasonably necessary to exercise the Executive’s preserved rights under Section 9. The

Executive represents and warrants that the Executive has been in full compliance with any and all any confidentiality, non-competition covenants, non-solicitation covenants or any other restrictive covenants contained in the Employment Agreement (together, the “Restrictive Covenants”) up to the date that the Executive signs and returns this Release, and acknowledges and reaffirms, and agrees to comply with, the Executive’s obligations under the Restrictive Covenants, as well as any other confidentiality, restrictive covenants, or non-disclosure agreements that the Executive previously executed for the benefit of the Company, which agreements also remain in full force and effect. The Executive also shall be required to notify any prospective new employers of the Executive’s obligations under the Restrictive Covenants.

8. Return of Company Documents and Other Property. The Executive confirms that the Executive has returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in the Executive’s possession, custody or control. The Executive also represents and warrants that the Executive has not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). The Executive also agree that the Executive will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which the Executive has password-protected on any of its computer equipment or on its computer network or system.

9. Preserved Rights: This Release is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a) the Executive’s protected rights under federal, state or local employment discrimination laws (including, without limitation, ADEA and Title VII) to communicate or file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws. Therefore, nothing in this Release shall prohibit, interfere with, or limit the Executive from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by the EEOC or similar federal, state or local agency. However, the Executive shall not be entitled to any relief or recovery (whether monetary or otherwise), and the Executive hereby waive any and all rights to relief or recovery under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Release;

(b) the Executive’s protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Release; or

(c) the Executive’s right to enforce the terms of this Release or to exercise the Executive’s rights relating to any other Excluded Claims.

Notwithstanding the foregoing, nothing herein shall preclude the Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Nothing herein shall preclude the Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program.

10. No Other Pay or Benefits; No-Right to Re-Employment. The Executive acknowledges and agrees that upon the receipt of the payments and benefits to which the Executive is entitled under the Employment Agreement, the Executive will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions, unused vacation time, and/or any other forms of compensation due to the Executive up through and including the Termination Date (as defined in the Employment Agreement). The Executive acknowledges and agrees that, except for Company’s obligation to provide the payment and benefits specifically provided the Employment Agreement, the Executive is entitled to no other payments or benefits whatsoever and the Released Parties have no further obligations to the Executive whatsoever, whether arising out of the Executive’s employment with the Company, the Executive’s separation from the Company, or otherwise. The Executive further acknowledges that the Executive has no right to reinstatement or re-employment with the Company or any affiliate of the Company and agree that any application by the Executive for re-employment may be rejected without explanation or liability.

11. No Admission. Nothing contained in this Release will constitute or be treated as an admission by the Executive, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

12. Breach; Jury Trial Waiver. The exercise of the Executive’s preserved rights under Section 9 (including, without limitation, a challenge to the validity of the ADEA waiver) will, in no event, be considered a breach of the Executive’s obligations under this Release. The Executive and the Company hereby waive their respective rights to trial by jury in any action concerning this Release or any and all matters arising directly or indirectly out of this Release. The Executive represents that the Executive has consulted with counsel of the Executive’s choice or have chosen voluntarily not to do so specifically with respect to this jury trial waiver.

13. Miscellaneous

(a) This Release, together with the Employment Agreement, as well as any other agreements relating to Restrictive Covenants the Executive may have signed, contains the entire agreement and understanding between the Executive and the Company concerning the subject matter of this Release and supersedes any and all prior agreements or understandings (both written and oral) between the Executive and the Company concerning the subject matter of this Release, except that the Executive’s obligations under any Restrictive Covenants that the Executive executed with the Company remain in full force and effect. This Release may only be modified by a written document signed by the Executive and an authorized officer of the Company.

(b) This Release shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Release also shall inure to the benefit of, and be binding upon, the Executive and the Executive’s heirs, executors, administrators, trustees and legal representatives. This Release is personal to the Executive and the Executive may not assign or delegate the Executive’s rights or duties under this Release, and any such assignment or delegation will be null and void.

(c) The provisions of this Release are severable. If any provision in this Release is held to be invalid, illegal or unenforceable, the remaining provisions of this Release will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d) The Company and the Executive shall each bear their own costs, fees (including, without limitation, attorneys’ fees) and expenses in connection with the negotiation, preparation and execution of this Release.

(e) The failure of the Company to seek enforcement of any provision of this Release in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(f) This Release will be governed and interpreted under the laws of the State of New York, without giving effect to choice of law principles. The Company and the Executive irrevocably consent to the jurisdiction of the federal and state courts in the State of New York for the resolution of any disputes arising under or with respect to this Release.

(g) Given the full and fair opportunity provided to each party to consult with their respective counsel regarding the terms of this Release, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(h) The headings in this Release are included for convenience of reference only and shall not affect the interpretation of this Release.

14. Opportunity to Review. The Executive represents and warrants that the Executive:

•	has had sufficient opportunity to consider this Release;

•	has carefully read this Release and understands all of its terms;

•	is not incompetent and has not had a guardian, conservator or trustee appointed for the Executive;

•

has entered into this Release of the Executive’s own free will and volition and that, except for the promises expressly made by the Company in this Release, no other promises or agreements of any kind have been made to the Executive by any person or entity whatsoever to cause the Executive to sign this Release;

•	understands that the Executive is responsible for the Executive’s own attorneys’ fees and costs;

•	has been advised and encouraged by the Company to consult with independent counsel before signing this Release;

•	has had the opportunity to review this Release with counsel of the Executive’s choice or has chosen voluntarily not to do so;

•

has been given twenty-one (21) days to review this Release before signing this Release and understand that the Executive is free to use as much or as little of the twenty-one (21) day period as the Executive wishes or considers necessary before deciding to sign it; and

•	understands that this Release is valid, binding, and enforceable against the Executive and the Company according to its terms.

If the Executive wish to accept this Release, please sign, date and return it to Sterling Talent Solutions (Attn: Chief Human Resources Officer, One State Street Plaza, 24th Floor NY, NY 10004) within twenty-one (21) days of receipt.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of __________.

STERLING INFOSYSTEMS, INC.

By:
Name:
Title:

STERLING ULTIMATE PARENT CORP.

By:
Name:
Title:

EXECUTIVE

Joshua Peirez

EXHIBIT D

Indemnification Agreement

[To be attached]